Exhibit 10.1

April 16, 2017

Neil Kim
Address

Dear Neil,

It is our pleasure to offer you the position of Chief Technical Officer of Marvell Semiconductor, Inc. (the “Company"), a subsidiary of Marvell Technology Group Ltd. (“Marvell”), reporting to the Chief Executive Officer. You will be designated an “executive officer” for purposes of both Securities and Exchange Commission (“SEC”) reporting purposes and compliance with Section 16 under the Securities Exchange Act.

Base Salary
Your salary will be $450,000.00 per year.

Annual Incentive Bonus
You will be eligible to participate in the Company’s Annual Incentive Plan (“AIP”) with an annual target incentive bonus opportunity of 75% of your annual base salary. The Executive Compensation Committee (the “ECC”) in its sole discretion shall determine the performance objectives applicable to the bonus and the other terms of the AIP. The ECC shall determine the actual amount of bonus earned, if any, after the conclusion of each applicable fiscal year and may exercise negative discretion with respect thereto.

Equity Awards
You will be recommended to ECC for the following grants:

•	Time Based RSU Award (TB-RSU) - a restricted stock unit award of common shares of Marvell equal to: $600,000 / Share Price (as defined below), rounded down to the nearest whole share.

The TB-RSU shall vest over three (3) years at the rate of 33% on the first anniversary of the vesting start date, 33% on the second anniversary of the vesting start date and 34% on the third anniversary of the vesting start date; provided that you continue to serve as a service provider through each applicable vesting date.

•
Performance Based RSU Award based on Total Shareholder Return (TSR-RSU) - a restricted stock unit award of common shares of Marvell equal to: $450,000 / Share Price (as defined below), rounded down to the nearest whole share (such amount is the “target” number).

The TSR-RSU shall vest on the third anniversary of the vesting start date based on achievement of performance objectives relating to the relative total shareholder return of Marvell’s stock as compared to the total shareholder return of certain companies of the Philadelphia Semiconductor Sector Index over a fixed performance period as approved by the ECC, provided that you continue to serve as a service provider through the third anniversary of the vesting start date. Additional information on the performance period and objectives, companies used in the Index, payout formula (under which the number of shares that could vest under the TSR-RSU can range from zero to 150% of the target number) and other terms for the TSR-RSU will be set forth in the award agreement.

•
Performance Based RSU Award based on Operating Performance Metrics (OP-RSU) - a restricted stock unit award of common shares of Marvell equal to: $450,000 / Share Price (as defined below), rounded down to the nearest whole share (such amount is the “target” number)

The OP-RSU shall vest based on the achievement of certain operating performance metrics as established for Marvell’s executive team and approved by the ECC. The metrics and relative weightings (as well as the maximum number of shares that could vest under this award if performance exceeds the target achievement level up to a maximum of 200% of target) have been approved by the ECC and will be measured as of the end of the applicable financial period. The shares that have been deemed to have been earned (if any) upon the successful achievement of such metrics will vest 100% on the third anniversary of the vesting commencement date, provided that you continue to serve as a service provider through such vesting date.

Hire-On Awards

In addition to the above awards, and to induce you to come out of retirement and resign two of your current directorships with other companies (and thereby lose such compensation), you will also be recommended for the following additional hire-on equity awards and signing bonus:

•	Hire-On Time Based RSU Award (HOTB-RSU) - a restricted stock unit award of common shares of Marvell equal to: $700,000 / Share Price (as defined below), rounded down to the nearest whole share.

The HOTB-RSU shall vest over three (3) years at the rate of 33% on the first anniversary of the vesting start date, 33% on the second anniversary of the vesting start date and 34% on the third anniversary of the vesting start date; provided that you continue to serve as a service provider through each applicable vesting date.

•
Hire-On Performance Based RSU Award based on Total Shareholder Return (HOTSR-RSU) - a hire-on restricted stock unit award of common shares of Marvell equal to: $530,000 / Share Price (as defined below) rounded down to the nearest whole share (such amount is the “target” number).

The HOTSR-RSU shall vest on the third anniversary of the vesting start date based on achievement of performance objectives relating to the relative total shareholder return of Marvell’s stock as compared to the total shareholder return of certain companies of the Philadelphia Semiconductor Sector Index over a fixed performance period as approved by the ECC, provided that you continue to serve as a service provider through the third anniversary of the vesting start date. Additional information on the performance period and objectives, companies used in the Index, payout formula (under which the number of shares that could vest under the TSR-RSU can range from zero to 150% of the target number) and other terms for the TSR-RSU will be set forth in the award agreement.

•
Hire-On Performance Based RSU Award based on Operating Performance Metrics (HOOP-RSU) - a restricted stock unit award of common shares of Marvell equal to: $530,000 / Share Price (as defined below) rounded down to the nearest whole share (such amount is the “target” number)

The HOOP-RSU shall vest based on the achievement of certain operating performance metrics as established for Marvell’s executive team and approved by the ECC. The metrics and relative weightings (as well as the maximum number of shares that could vest under this award if performance exceeds the target achievement level up to a maximum of 200% of target) have been approved by the ECC and will be measured as of the end of the applicable financial period. The shares that have been deemed to have been earned (if any) upon the successful achievement of such metrics will vest 100% on the third anniversary of the vesting commencement date, provided that you continue to serve as a service provider through such vesting date.

•
Cash Signing Bonus. You will also be paid a one-time cash bonus of $500,000 US Dollars (USD), subject to applicable withholding taxes, which will be paid within 30 days of your commencement of employment. Cash bonus, though paid in advance, is earned over the year of your employment, and is paid in consideration of your provision of services over the year period.  If you voluntarily terminate your employment with the Company within the first year of your date of hire, you will be required to repay the Company a pro-rated amount of the bonus based on the number of days remaining in the 365 day period.

For purposes of the equity awards described above, “Share Price” shall mean the closing price of the common shares of Marvell (NASDAQ: MRVL) on the date of grant.

For purposes of the above awards, the vesting start date shall be the effective grant date of the Award granted by the ECC, which generally meets on the 15th of the month following the month in which you begin employment with the Company.

All Marvell equity awards are subject to final review and approval by the ECC and all applicable securities law restrictions. In addition, all of the proposed equity awards set forth herein will be subject to your return to us of completed, signed award agreements (or acceptance of such award in accordance with the Company policies related to such awards). All dollar amounts are U.S. dollars.

Change-in-Control
You will be eligible to participate in the Marvell Change in Control and Severance Plan (“CIC Plan”) at the “Tier 2” level, subject to the terms and conditions of the CIC Plan and the form of Tier 2 agreement attached hereto as Appendix A.

Relocation Benefits
During the first month of your employment you will be based at your home office and you will be entitled to reimbursement of your associated business travel expenses during that time. Thereafter, your place of employment shall be at the headquarters. In the event you close the sale of your current residence within 18 months of your start date, the Company will reimburse you the amount of your broker’s commission at 6% of the actual selling price of your home. The Company will also provide you with relocation assistance of up to $200,000.00 US Dollars, subject to applicable withholding taxes. Relocation assistance, though paid in advance, is earned over the first twenty-four (24) months of your employment, and is paid in consideration of your provision of services over the twenty-four month period.  If you voluntarily terminate your employment with the Company within twenty-four (24) months of your date of hire, you will be required to repay the Company the following portion of the relocation assistance. The amount to be repaid shall be the product of (a) the sum of $75,000 plus the amount of the broker’s commission, if any reimbursed to you, multiplied by (b) a fraction, the numerator of which is 24 minus the number of full months that have elapsed between the commencement and termination of your employment and the denominator which shall be 24.

Other Terms
Regarding service on the boards of other companies, we agree that you may serve on the boards of up to two publicly traded companies, subject to approval in advance of the companies per the Company’s policies relating to conflicts of interests and board service. Your employment with the Company is at the mutual consent of you, the employee, and the Company, the employer. Your employment with the Company is at will, meaning that either you or the Company may terminate the employment relationship at any time, with or without cause. The at-will nature of your employment may only be changed by a written agreement approved by the ECC. During your employment, you will be subject to and agree to abide by and acknowledge all employment policies the Company has or adopts from time to time including, but not limited to, the Company New Hire Employee Agreement, which contains Confidential Information and Invention Assignment and Arbitration Agreements.

In accordance with the Immigration Reform and Control Act of 1986, it will be necessary for you to submit documents to Human Resources evidencing both your employment authorization and identity within three (3) business days of your date of hire. Acceptable documents include, but are not limited to:

•	A valid driver’s license and social security card, or

•	A current passport

Please note your offer is contingent upon:

•	Successful completion of a routine background investigation and reference checks;

•	The Company’s receipt from you of a signed New Hire Employee Agreement, which contains the Company's Confidential Information and Invention Assignment Agreement and Arbitration Agreement; and

•	Completion of visa, license requirements, and government restricted party screening requirements, if applicable.

Marvell Semiconductor, Inc. is an exciting company whose mission is to be the leading provider of high performance and high value-added mixed-signal integrated circuits for the computer, storage, communications and multimedia markets. We look forward to your acceptance as we believe you will be an important addition to our team in achieving our near and long term objectives.

This letter (if accepted) and the New Hire Employee Agreement, which contains the Company's Arbitration Agreement and Confidential Information and Invention Assignment Agreement, along with any documents referred to in this letter, including the Company’s employment policies, constitute the entire agreement between you and the Company regarding the terms of your employment, and supersede any prior representations or agreements, whether written or oral, concerning the terms of your employment. This letter may not be modified or amended except by a signed written agreement from the Company.

To accept this offer, please sign below and return the letter to me. This offer expires on April 21, 2017.  Before submitting your response please print a copy of this letter for your records.

Sincerely,

/s/ Matt Murphy

Matt Murphy
President and Chief Executive Officer

Accepted By:

/s/ Neil Kim		April 24, 2017
Neil Kim	Date Signed	Start Date

TIER 2
Appendix A
Marvell Technology Group Ltd. Change in Control and Severance Plan
Participation Agreement
Marvell Technology Group Ltd. (the “Company”) is pleased to inform you,                     , that you have been selected to participate in the Company’s Change in Control and Severance Plan (the “Plan”) as a Participant.
A copy of the Plan was delivered to you with this Participation Agreement. Your participation in the Plan is subject to all of the terms and conditions of the Plan. The capitalized terms used but not defined herein will have the meanings ascribed to them in the Plan.
In order to actually become a participant in the Plan, you must complete and sign this Participation Agreement and return it to [NAME] no later than [DATE].
In the event of a Change in Control where the successor corporation does not assume your Equity Awards or substitute Equity Awards for substantially similar awards with the same or more favorable vesting schedule as your Equity Awards, then your Equity Awards will accelerate and vest in full in accordance with Section 3 of the Plan.
Also, the Plan describes in detail certain circumstances under which you may become eligible for certain Severance Benefits under Section 5 of the Plan if, during the Change in Control Period, you incur an Involuntary Termination. If you become eligible for Severance Benefits as described in the Plan, then subject to the terms and conditions of the Plan, you will receive:
1. Cash Severance Benefits.
a. Base Salary. A lump-sum payment (less applicable withholding taxes) equal to 18 months of your annual base salary as in effect immediately prior to your Involuntary Termination (or if your Involuntary Termination is a termination for Good Reason due to a material reduction in your level of annual base salary, your annual base salary as in effect immediately prior to such reduction) or, if greater, at the level in effect immediately prior to the Change in Control.
b. Bonus. A lump-sum payment equal to 150% of your annual target bonus for the fiscal year in which your Involuntary Termination occurs or, if greater, your annual target bonus in effect immediately prior to the Change in Control.
c. Pro-Rata Bonus. A lump-sum payment equal to your annual target bonus for the fiscal year in which your Involuntary Termination occurs, pro-rated for the number of full months employed during the fiscal year.

2. Equity Award Vesting Acceleration. 100% of your then-outstanding and unvested Equity Awards will become vested in full. If, however, an outstanding Equity Award is to vest and/or the amount of the award to vest is to be determined based on the achievement of performance criteria, then the Equity Award will vest as to 100% of the amount of the Equity Award assuming the performance criteria had been achieved at target levels for the relevant performance period(s); provided however, that (A) if there is no “target” level, then the number that will vest shall be 100% of the maximum amount that could vest with respect to that relevant measurement period(s); and (B) if the performance period has been completed and the actual performance achieved is greater than the target level, then the number that will vest shall be 100% of the amount that would vest based on that actual performance achievement level with respect to that relevant measurement period; and (C) if the performance criteria is a Total Shareholder Return (“TSR”) or other measure based on the value of the Company’s stock, the amount that will vest will be calculated as if the measurement period ended on the date of the Change in Control (and including the final closing price of the Company’s stock on such date). Any Company stock options and stock appreciation rights shall thereafter remain exercisable following the Employee’s employment termination for the period prescribed in the respective option and stock appreciation right agreements.
3. Continued Medical Benefits. Your reimbursement of continued health coverage under COBRA or taxable monthly payment in lieu of reimbursement, as applicable, and as described in Section 5.3 of the Plan will be provided for a period of 18 months following your termination of employment. Notwithstanding the foregoing, if you are not employed in the United States, the benefit under this paragraph will be a regional equivalent to COBRA determined by the Administrator in its sole discretion.

In order to receive any Severance Benefits for which you otherwise become eligible under the Plan, you must sign and deliver to the Company the Release, which must have become effective and irrevocable within the requisite period.
By your signature below, you and the Company agree that your participation in the Plan is governed by this Participation Agreement and the provisions of the Plan. Your signature below confirms that: (1) you have received a copy of the Change in Control and Severance Plan and Summary Plan Description; (2) you have carefully read this Participation Agreement and the Change in Control and Severance Plan and Summary Plan Description; and (3) decisions and determinations by the Administrator under the Plan will be final and binding on you and your successors.

MARVELL TECHNOLOGY GROUP LTD.	PARTICIPANT

Signature	Signature

Name	Date

Title
Attachment: Marvell Technology Group Ltd. Change in Control and Severance Plan and Summary Plan Description
[Signature Page to the Participation Agreement]